UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             January 17, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN	55425
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On January 17, 2007, Southwest Casino Corporation (“Southwest”) entered into two agreements with Strategic Growth International, Inc. (“SGI”) regarding investor relations and financial consulting services.

Investor Relations Services

Under the terms of a letter agreement accepted January 17, 2007 (the “Investor Relations Agreement”), Southwest retained SGI to assist the company as an investor relations advisor and develop a comprehensive financial relations program designed to achieve increased awareness of Southwest and its business and enhanced liquidity in the public market for the Company’s stock.

Southwest will pay SGI $10,000 per month for a period of 2 years for these investor relations services.  Southwest also agreed to reimburse SGI’s reasonable accountable expenses incurred in connection with services provided under the Investor Relations Agreement.  In addition, Southwest will issue to SGI a warrant to purchase 100,000 shares of Southwest common stock at a price of $0.63 per share that is exercisable for 2 years from the date of the Investor Relations Agreement.  The exercise price equals the weighted average closing price for one Southwest share on the Over-the-Counter Bulletin Board market for the 5 trading days immediately preceding the date Southwest entered into the Investor Relations Agreement.  Beginning July 17, 2007, SGI will have the right to request the inclusion of the common shares underlying its warrant on any registration statement that Southwest files on which the shares are eligible for inclusion.  Beginning January 17, 2008, SGI will have the right to require Southwest to file a registration statement covering those shares.

Southwest has the right to terminate the Investor Relations Agreement at the end of 6 months.  This right is void if SGI meets certain performance goals.  If Southwest terminates the agreement at the end of 6 months, the number of shares subject to the warrant issued to SGI will be reduced to 50,000.  Southwest has the right to terminate the agreement at the end of any month of its term during the second year of the agreement.  Southwest also agreed to indemnify SGI against certain claims that may arise in connection with the services provided by SGI under the Investor Relations Agreement.

Financial Consulting Services

Southwest also entered into an agreement with SGI for financial consulting services on January 17, 2007 (the “Consulting Agreement”).  Under the Consulting Agreement, SGI will assist Southwest in developing a strategy to raise additional capital for gaming projects the company is pursuing and for general working capital.  SGI will also help Southwest arrange and conduct meetings with potential sources of capital and advise Southwest regarding the terms of any proposed financing arrangements.

Southwest is to pay SGI $8,000 per month for 24 months for the financial consulting services provided under this agreement, however, SGI has agreed to waive the monthly fee in exchange for a warrant to purchase 700,000 shares of Southwest common stock at a price of $0.63 per share (the weighted average closing price for one share of Southwest common stock on the Over-the-Counter Bulletin Board market for the 5 trading days immediately preceding the date of the Consulting Agreement).  The warrant is exercisable for 2 years.  After 6 months, SGI will have the right to request inclusion of the common shares issuable upon exercise of the warrant on any registration statement filed by the Company on which the shares are eligible for inclusion.  After one year, SGI will have the right to require the Company to initiate a registration statement covering all shares underlying warrants held by SGI.

Southwest also agreed to reimburse SGI’s reasonable out of pocket expenses incurred in connection with services provided under the Consulting Agreement and to indemnify SGI against any claims against SGI based on information provided and approved by Southwest.

Southwest may terminate the Consulting Agreement after 6 months, unless SGI meets certain performance goals.  If Southwest terminates the Consulting Agreement at the end of 6 months, the number of shares purchasable upon exercise of the warrant will be reduced to 350,000.

Termination of prior investor relations agreement

In connection with its entry into the Investor Relations Agreement with SGI described above, Southwest terminated its previously announced relationship with Martin E. Janis & Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: January 23, 2007

By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President